Exhibit 99.1

GAP INC. REPORTS JANUARY SALES DOWN 5 PERCENT;

COMPARABLE STORE SALES DOWN 7 PERCENT

Company Expects to Report Fourth Quarter Earnings Per Share of $0.36 to $0.38

SAN FRANCISCO – February 3, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $891 million for the four-week period ended January 29, 2005, which represents a 5 percent decrease compared with net sales of $939 million for the same period ended January 31, 2004. The company’s comparable store sales for January 2005 decreased 7 percent compared with a 3 percent increase in January 2004.

Comparable store sales by division for January 2005 were as follows:

Gap U.S.: negative 6 percent versus positive 6 percent last year

Gap International: negative 8 percent versus negative 2 percent last year

Banana Republic: positive 7 percent versus negative 1 percent last year

Old Navy: negative 13 percent versus positive 3 percent last year

“Although overall sales for January were disappointing, we were pleased that total company merchandise margins and regular priced selling were above last year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations.

Fourth Quarter Sales Results and Earnings Guidance

For the 13 weeks ended January 29, 2005, total company net sales were $4.9 billion, which is flat to net sales of $4.9 billion for the same period ended January 31, 2004. The company’s fourth quarter comparable store sales decreased 3 percent compared with an increase of 3 percent in the fourth quarter of the prior year.

The company announced that it expects earnings per share for the fourth quarter to be $0.36 to $0.38. The company now expects to report full year operating margin, excluding expenses related to early debt retirement, at the lower end of its previously stated 12.5 to 13 percent range. The company expects earnings per share for the full year to be $1.17 to $1.18.

The company now expects year-over-year inventory per square foot to be up in the mid single digits on a percentage basis at the end of the fourth quarter.

Comparable store sales by division for the fourth quarter were as follows:

Gap U.S.: flat versus positive 2 percent last year

Gap International: negative 8 percent versus negative 2 percent last year

Banana Republic: negative 1 percent versus positive 9 percent last year

Old Navy: negative 4 percent versus positive 4 percent last year

Year-to-date net sales of $16.3 billion for the 52 weeks ended Jan. 29, 2005, represent an increase of 3 percent over net sales of $15.9 billion for the same period ended Jan. 31, 2004. The company’s year-to-date comparable store sales were flat compared with an increase of 7 percent in the prior year.

As of January 29, 2005, Gap Inc. operated 2,994 store locations compared with 3,022 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Share Repurchase Program

As of January 29, 2005, the company has completed a $1 billion share repurchase program, which repurchased about 48 million shares.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for the fourth quarter and 2004; (ii) operating margin percent, excluding expenses related to early debt retirement, for 2004; (iii) year over year change in inventory per square foot at the end of the fourth quarter; and (iv) weighted-average diluted share count for 2004.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise from the Company’s normal due diligence during the close process or other subsequent events that would require the Company to reevaluate its assumptions or make other adjustments.

These forward-looking statement are based on information as of February 3, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:

Mark Webb	Kris Marubio
415-427-2161	415-427-1798